CODE OF ETHICS

July 2007

CODE OF ETHICS

I. INTRODUCTION

This Code of Ethics and the provisions contained herein (this "Code") apply to all officers and employees (referred to herein collectively as "employees") of Oaktree Capital Management, L.P. ("Oaktree") and its subsidiaries and affiliated entities (referred to herein collectively with Oaktree as the "Oaktree Group"). Oaktree's Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code for all members of the Oaktree Group.

Standards of Conduct

This Code is based on the principle that the employees of all members of the Oaktree Group owe a fiduciary duty to the clients of each member of the Oaktree Group. This duty of care, integrity, honesty and good faith for all employees are expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

You must at all times place the interest of our clients before your own interests.

- You must at all times place the interest of our clients before your own interests.

- You must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

- All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

- You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of the Oaktree Group's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of any member of the Oaktree Group and those of its clients, you should consult with Oaktree's Chief Compliance Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to the Oaktree Group. A lack of integrity with any member of the Oaktree Group or with its clients will not be tolerated.

Compliance with Laws and Regulations

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to

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their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions with respect to any such law or regulation, you should consult with Oaktree's Chief Compliance Officer or one of the Approving Officers listed on Exhibit A. If you become aware of any violations of this Code, you must report them. See Article IX of this Code for further discussion.

II. PERSONAL INVESTMENT TRANSACTIONS POLICY

Laws, including the insider trading laws described in Article 111 of this Code, and ethical standards impose duties on the Oaktree Group and its employees to avoid conflicts of interest between their personal transactions and investment transactions certain members of the Oaktree Group make on behalf of clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. This policy governs your investments in securities as well as those of your Related Persons. "Securities" include any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other derivative products and interests in privately placed offerings, limited partnerships or other entities. If you act as a fiduciary or asset manager with respect to a fund or account managed outside of the Oaktree Group (for example, if you act as the executor of an estate for which you make investment decisions), any securities transactions you make on behalf of that fund or account will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with any member of the Oaktree Group, which are set forth under "Outside Activities -Fiduciary Appointments".

The following personal investment transactions policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, the restrictions on personal investment transactions apply to all Access Persons. "Access Persons" include all employees of each member of the Oaktree Group, except certain persons specified by Oaktree's Chief Compliance Officer who (i) do not devote substantially all working time to the activities of any member of the Oaktree Group, and (ii) do not have access to information about the day-to-day investment activities of members of the Oaktree Group. Every ' employee should consider himself or herself an Access Person unless otherwise specifically exempted pursuant to Article VIII of this Code by the "Approving Officers", who are listed on Exhibit A attached hereto.

General Principles Regarding Securities Transactions of Access Persons

No Access Person or Related Person of an Access Person may purchase or sell, directly or indirectly, for his or her own account:

- Any security (or related option or warrant) that to his or her knowledge any member of the Oaktree Group is buying or selling for its clients, until such buying or selling is completed or canceled.

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- Any security (or related option or warrant) that to his or her knowledge is under active consideration for purchase or sale by any member of the Oaktree Group for its clients.

The term "Related Person of an Access Person" for purposes of this Code includes the following:

A husband, wife or a minor child of the Access Person;

- A relative or domestic partner sharing the same house as the Access Person;

- Any other person who is significantly dependent on the Access Person for financial support

- Anyone else if the Access Person:

(i) obtains benefits substantially equivalent to ownership of the securities;

(ii) can obtain ownership of the securities immediately or within 60 days; or

(iii) can vote or dispose of the securities.

When we refer to an Access Person having "beneficial ownership" of a security, we mean an Access Person or any Related Person to the Access Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security).

Preclearance Procedures

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a security (other than an Exempt or Reportable Security) if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. "Exempt Securities" and "Reportable Securities" are securities (or securities obtained in transactions) described under "Securities or Transactions not subject to certain Personal Investment Transactions Policies".

You must obtain preclearance for all securities transactions (except those in Exempt and Reportable Securities), including the writing of an option to purchase or sell a security, by completing and signing the Request for Prior Approval of Personal Investment Transactions Form and by obtaining the signature of Oaktree's Chief Compliance Officer or, if not available, any Approving Officer. You will be required to make certain certifications each time you trade a security, including that you have no knowledge that would cause the trade to violate the general trading principles set forth above. A sample copy of the Request for Prior Approval of Personal Investment Transactions Form is attached as Exhibit B. Since the form may change over time, you should access a copy of the most current form which is available on the Oaktree Group intranet site (OaktreeNet).

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Preclearance will be given on the day you request it under normal circumstances. You must complete an approved securities transaction by the end of the business week in which you obtain the approval (for example: assuming a regular business week, whether you obtain approval on Monday or Wednesday you have until the close of business on that Friday to execute the transaction). If the transaction is not completed prior to the end of the business week, you must obtain a new preclearance, including one for any uncompleted portion of the transaction. Post-approval is not permitted under this Code. Completing a trade before receiving approval or after the clearance expires constitutes a violation of this Code. After the first such violation, you will typically receive a warning. Upon the second such violation, a 30 day trading suspension will typically be imposed on your personal trading privileges. If any additional violations occur, the sanctions to be imposed will be determined by Oaktree's Chief Compliance Officer and others as considered necessary at that time.

Trading Restrictions

In addition to the more general restrictions discussed above, the additional restrictions on personal investment transactions detailed below must be followed.

No Access Person or his or her Related Persons may:

- Acquire any non-exempt security in an initial public offering (IPO). (Moreover, under

NASD Rule 2790 and SEC staff interpretations, Access Persons may also be prohibited from participating in any public offering that is a 'hew issue".)

- Purchase or sell, directly or indirectly, any security that is subject to a firm-wide restriction or a relevant information wall restriction, unless such transaction is subject to an exemption and is pre-approved by Oaktree's Chief Compliance Officer or, if not available, any Approving

Officer.

- Enter into a short sale transaction or purchase a put option on any security of an issuer for which a position is held long in an Oaktree Group client account.

- Purchase securities offered in a private placement (other than those offered by any member of the Oaktree Group) except with the prior approval of Oaktree's Chief Compliance Officer or,

if not available, any Approving Officer. In considering approval, Oaktree's Chief

Compliance Officer or an Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of clients of the Oaktree Group. If an Access Person or his or her

department wants to purchase on behalf of an Oaktree Group client the security of an issuer or its affiliate where the Access Person has a beneficial interest in the securities of that issuer through a private placement, the Access Person must first disclose his or her interest to

Oaktree's Chief Compliance Officer or an Approving Officer. In such event, Oaktree's Chief

Compliance Officer or an Approving Officer will independently review the proposed investment decision. Written records of any such circumstances should be sent to Oaktree's

Chief Compliance Officer.

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No portfolio manager, investment analyst or securities trader or his or her Related Persons may:

Purchase or sell any security for a period of seven (7) days before or seven (7) days after that security is bought or sold on behalf of any Oaktree Group client for which he or she is involved in the investment decision making process. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

No portfolio manager, investment analyst or securities trader:

- Who provides investment advice to the Vanguard Convertible Securities Fund, Inc. may profit from the purchase and sale, or sale and purchase, of the same for related) securities within 60 calendar days. The securities subject to this prohibition are those securities owned or that might reasonably be considered by such fund (including underlying equity securities).

The foregoing also applies to short transactions. Violation of this prohibition will require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of Oaktree 's Chief Compliance Officer or an Approving Officer.

Securities or Transactions not subject to certain Personal Investment Transaction Policies

The following securities and any associated transactions are exempt from both the preclearance and reporting requirements of the personal investment transactions policy ("Exempt Securities"):

(a) Direct obligations of the U.S. Government (i.e., treasury securities)

(b) Bank certificates of deposit

(c) Bankers' acceptances

(d) Commercial paper

(e) High quality short-term debt obligations, including repurchase agreements.

(f) Shares issued by money market funds

(g) Shares issued by open-end investment companies registered under the Investment

Company Act of 1940, as amended (mutual funds), except those of the Vanguard Convertible Securities Fund, Inc., which are Reportable Securities

(h) Shares issued by unit investments trusts that are invested exclusively in one or more open-end funds, except those of the Vanguard Convertible Securities Fund, Inc. which are Reportable Securities

(i) Limited partnership interests in Oaktree-sponsored limited partnerships (not reportable given that

Oaktree maintains investor lists and transaction records for such investments)

(j) Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust)

The following securities and any associated transactions are exempt from the preclearance procedures but not the reporting requirements ("Reportable Securities") as the likelihood of a conflict of interest with any of Oaktree's investment activities is considered low:

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(a) Municipal bonds

(b) Debt obligations issued by foreign governments

(c) Auction-rate money market instruments

(d) Exchange Traded Funds that are based on a broad-based securities index (e.g., Qubes

(aka QQQQ), SPDRs, iShares)

(e) Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

(f) Futures and options on currencies or on a broad-based securities index

(g) Nonfinancial commodities (e.g., pork belly contracts)

(h) Assignment of an option position or exercise of an option at expiration

(i) Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not through the investment of additional amounts under such plans)

(j) Shares issued by the Vanguard Convertible Securities Fund, Inc.

(k) Shares issued by unit investments trusts that are invested exclusively in the Vanguard

Convertible Securities Fund, Inc.

It is not necessary to preclear personal transactions for any Exempt or Reportable Securities or transactions. However, it still is necessary to include Reportable Securities positions and transactions in the quarterly transaction reports or annual securities holdings list, as applicable. Personal investment transactions in Exempt and Reportable Securities are still subject to this Code's policy on inside information.

Reporting of Transactions

For securities and transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. those done through a managed account or blind trust,), as long as monthly or quarterly personal brokerage account statements are being received by a member of the Oaktree Group directly from such Access Person's broker who maintains discretion for the account(s), there is no need to include them in the quarterly transactions or annual holdings reports described below.

Quarterly Reports. All Access Persons must file with the Oaktree's Chief Compliance Officer quarterly reports of personal investment transactions by the 30th day of January, April, July and October (i.e., by the 30th day following the end of the quarter). In each quarterly report, the Access Person must report all personal investment transactions, including those of their Related Persons, and which were transacted during the quarter other than those in Exempt Securities. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report. You are charged with the responsibility for making your quarterly reports. Any effort by the Oaktree Compliance Department to facilitate the reporting process does not change or alter that responsibility. The report must be on the form provided, a sample of which is attached as Exhibit C. Since the form may change over time, you should access a copy of the most current form, which is available on the Oaktree Group intranet site (OaktreeNet).

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Annual Reports. All Access Persons must also complete an Annual Holdings Report along with the quarterly report due by the 30" day in January. This report must include a listing of securities, other than Exempt Securities, in your brokerage accounts and the brokerage accounts of your Related Persons as of the 45 days preceding the filing date of the report. The report must be on the form provided, a sample of which is attached as Exhibit D. All new employees of any member of the Oaktree Group must also provide a listing of all securities holdings within 10 days of the commencement of employment.

Broker Statements and Trade Confirmations. All Access Persons are required to direct brokers of accounts in which they or a Related Person has a beneficial interest to supply to Oaktree's Chief Compliance Officer, on a timely basis, duplicate copies of trade confirmations and periodic broker account statements stating the name in which the account(s) is held account and the account number(s). To maximize the protection of your privacy, you should direct your brokers to send this information to:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Fl.

Los Angeles, California 90071

Attn: Chief Compliance Officer

You should provide a list of all your brokerage accounts (including those of your Related Persons) to Oaktree's Chief Compliance Officer in the form of Exhibit E attached hereto. If you have any questions about the Personal Investment Transactions Policy, call or see Oaktree's Chief Compliance Officer.

Reviewing of Transactions

Oaktree's Compliance Department is charged with the responsibility of reviewing requests for approval to trade in securities and for performing reconciliations between such approvals and the broker confirmations and statements.

III. POLICY STATEMENT ON INSIDER TRADING

General

The prohibition against insider trading in the U.S. stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who "control" violators, such as their employers.

ITSFEA requires all registered investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material nonpublic information by their employees or associated persons. ITSFEA also imposes liability upon "controlling persons" (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the

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fact that the "controlled person" (i.e., employee or associated person) was likely to engage in the misuse of material inside information and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which members of the Oaktree Group conduct business. Employees of any such member of the Oaktree Group should be familiar with such local regulations and seek information fiom Oaktree's Chief Compliance Officer or local compliance personnel when any questions related to insider trading arise.

Employees of members of the Oaktree Group occasionally come into possession of material, non- public information that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is not public and is to be held confidential, or (ii) has been "misappropriated" from the company or another source, or (iii) in the case of information about tender offers, the information is not public and is given by a person who has taken one or more steps toward commencement of such an offer (in any such case, "inside information"). Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of inside information. The violation of those duties could subject members of the Oaktree Group and the employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this policy statement, the reference to "company" includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee's knowledge of inside information to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, employees of any member of the Oaktree Group who have no actual knowledge of inside information could inadvertently subject any member of the Oaktree Group to liability.

The civil and criminal liabilities for misuse of inside information can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to "tipping" others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine non-public information to a given group or department (so-called "Information Walls"). One purpose of this Policy Statement is to establish a workable procedure for applying these techniques in ways that offer significant protection to all members of the Oaktree Group and their employees, while providing flexibility to carry on investment management activities.

Policy on Insider Trading

No Access Person or Related Person may buy or sell a security (or a related option or warrant) in a company, either for himself or herself or on behalf of others, while in possession of inside information about a company, whether or not that company is owned by any hnds or accounts managed by any member of the Oaktree Group. In addition, Access Persons may not communicate inside information to others, with the exception of communications to those within the Oaktree

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Group who have a business need to know the information (e.g., because they are working on a proposed transaction to which the information relates).

What is Material Information?

Information is "material" when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company's securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are some examples of material information. These prohibitions apply not only to the securities of the issuers to which the inside information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of the inside information. (For example, material inside information regarding Microsoft could make it improper to trade in Novell or IBM.)

What is Non-Public Information?

Information is "public" a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation. Information remains non-public until a reasonable time elapses after it is disseminated.

Tipping Non-Public Information

If you possess inside information about a particular security or the market for the security, you may not disclose or tip that information to others except on a "need-to-know" basis. You must not discuss such information acquired on the job with your spouse, friends, relatives, clients, or anyone else outside of the Oaktree Group.

Inside In formation Procedures

First Steps. Before executing any trade for yourself or others, including clients of any member of the Oaktree Group, you must determine whether you have access to material, non-public information that may constitute inside information. If you believe you have received oral or written inside information, you should discuss the situation immediately with Oaktree's Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of the Oaktree Group. Oaktree's Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

Handling of Inside Information. If Oaktree's Chief Compliance Officer or an Approving Officer determines that information available requires restrictions on its use and dissemination, they will either: (i) place a "Firm-Wide Restriction" on the affected securities, which would bar any purchases

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or sales of the securities by any department or employee of any member of the Oaktree Group, or (ii) elect to maintain an "Information Wall" between departments, which would bar the dissemination of the information outside the department to which it came, thereby allowing other departments not in possession of the inside information to trade in the affected securities. Where an employee of a member of the Oaktree Group who does not readily fit within a department receives inside information, Oaktree's Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Inadvertent Communications. If inside information is communicated to another department (inadvertently or otherwise) in violation of an Information Wall, the Information Wall procedures will apply to such other department in the same manner as they are applied to the department that originally received the information.

Lifting Restrictions. Once inside information becomes public, or is judged to be no longer material, Oaktree's Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

IV. GIFTS, PAYMENTS, AND PREFERENTIAL TREATMENT

Gifs and Entertainment

A conflict of interest arises when the personal interests of an employee interferes or potentially interferes with his or her responsibilities to any member of the Oaktree Group and its clients. Thus employees may not solicit or accept gifts (except those with a de minimus value), favors, special accommodations, or other valuable items from anyone doing business or seeking to do business with any member of the Oaktree Group. This prohibition does not apply to the acceptance of business entertainment from broken or others that is not unreasonably frequent or lavish.

Gifts Received by Employees

No employee should solicit, receive, or participate in any arrangement leading to an inappropriate gift to himself or herself, relatives, or friends, or any business in which any of them have a substantial interest, in consideration of past, present or prospective business conducted with any member of the Oaktree Group. As a general rule, you should not accept gifts of more than de minimis value from present or prospective clients, providers of goods or services or others with which any member of the Oaktree Group has dealings. While there is no absolute definition of de minimis, you should exercise good judgment to assure that no gift that is excessive in value or frequency is accepted. You should immediately report any offer of an improper gift to Oaktree's Chief Compliance Officer.

The term "gift" includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services, free services, loans of goods or money, entertainment events, trips, hotel expenses, entertainment food or beverages, or anything else of value. Gifts to an employee's immediate family are included in this policy. The receipt of cash gifts or gifs of securities is absolutely prohibited.

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Gifts and Entertainment Given by Employees

It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Entertainment of clients and/or business associates that is reasonable and appropriate for the circumstances is also acceptable. You should check with Oaktree's Chief Compliance Oficer before providing entertainment to an employee of any governmental agency. This does not prohibit the giving of gifts to family members and friends who are not doing business, or proposing to do business, with any member of the Oaktree Group.

Reporting of Gifts and Entertainment

All employees of members of the Oaktree Group will be required to report the receipt of gifts valued at $50.00 or more and their attendance at any entertainment event or conference (other than normal and customary business meals) given or sponsored by anyone with whom any member of the Oaktree Group does business. Reporting of such items will be accomplished through a quarterly form, a sample of which is attached as Exhibit F.

Political Contributions

It is the policy of the Oaktree Group to comply fully with election campaign laws. Each employee is responsible for monitoring his or her political contributions to be certain that they comply with all applicable laws. Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with governmental entities.

All employees will be required to report on a quarterly basis and as may be requested from time to time the giving of campaign contributions, monetary or in-kind benefits, charitable contributions and gifts, meals and entertainment to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership or political action committee. Quarterly reporting of such items will be accomplished through a form, a sample of which is attached as Exhibit G.

Other Codes of Ethics

You should be aware that sometimes a client imposes more stringent codes of ethics than those set forth above. If you are subject to a client's code of ethics, you should notify Oaktree's Chief Compliance Officer and you should abide by it.

V. OUTSIDE ACTIVITIES

Outside Employment

Each employee of the members of the Oaktree Group is expected to devote his or her full time and ability to the interests of the Oaktree Group during regular working hours and such additional time as may be properly required. The Oaktree Group discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to your Department Head. The request must include the name of the

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business, type of business, type of work to be performed, and the days and hours that the work will be performed. If your Department Head approves your request, it will be submitted to Oaktree's Chief Compliance Officer or an Approving Officer for final approval.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interests of the Oaktree Group; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by any member of the Oaktree Group; or (d) reflects directly or indirectly adversely on any member of the Oaktree Group. This policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between any member of the Oaktree Group and any outside organization with which they are affiliated, whether as a representative of any member of the Oaktree Group or the outside organization, except in the ordinary course of their providing services for any member of the Oaktree Group and on a fully disclosed basis.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn and you may be subject to discipline, including dismissal.

Service as Director

Each employee needs to obtain approval of (a) the employee's Department Head or portfolio manager to serve as a director, or in a similar capacity, of a portfolio company of funds and accounts managed by any member of the Oaktree Group and (b) the employee's Department Head and Oaktree's Chief Compliance Officer or an Approving Officer to serve as a director, or in similar capacity, in all other circumstances. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. Approval may be withdrawn if it is concluded that withdrawal is in the interest of the Oaktree Group or its clients.

You do not need approval to serve on the board of a private family corporation or any charitable, professional civic or nonprofit entities that are not clients of any member of the Oaktree Group and have no business relations with any member of the Oaktree Group. (You should note, however, that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the policies concerning securities transaction set forth above.) Also, if you serve in a director capacity which does not require advance approval but circumstances later change which would require such approval (e.g., the company enters into business relations with any member of the Oaktree Group or becomes a client), you must then obtain approval. See Exhibit H for a sample of the Report on Outside Directorships which you should use to seek any approval. You should consult with Oaktree's Chief Compliance Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

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Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of Oaktree's Chief Compliance Officer or an Approving Officer. This policy does not apply to appointments involving personal or family estate planning or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity's assets and has no control or limited input in the investment decision for such entity's assets. Securities traded by you as a fiduciary will be subject to the Oaktree Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorarium

If you have received proper approval to serve in an outside organization or to engage in other outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. You may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of yow employment activities with any member of the Oaktree Group and in such instances, it is your responsibility to inform Oaktree's Chief Compliance Officer or an Approving Officer of your receipt of any such compensation and the terms thereof. However, you may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Oaktree's Chief Compliance Officer or an Approving Officer.

Participation in Public Affairs

Employees of members of the Oaktree Group are encouraged to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, you should obtain prior approval from your Department Head. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your Department Head and then Oaktree's Chairman. You must campaign for an office on your own time and may not use property or services of any member of the Oaktree Group for such purpose without proper reimbursement to such member of the Oaktree Group.

In all cases, employees participating in political activities do so as individuals and not as representatives of any member of the Oaktree Group. To prevent any interpretation of sponsorship or endorsement by any member of the Oaktree Group, you should not use either the name or the address of any member of the Oaktree Group in material you mail or finds you collect, nor, except as necessary in biographical information, should any member of the Oaktree Group be identified in any advertisements or literature.

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CODE OF ETHICS

Serving as Treasurer of Clubs, Churches, Lodges, or Similar Organizations

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal h d s or funds of any member of the Oaktree Group. You should consult with Oaktree's Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger our policies concerning the reporting of securities transactions.

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Oaktree's Chief Compliance Officer or an Approving Officer.

VI. OTHER EMPLOYEE CONDUCT

Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom any member of the Oaktree Group deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Oaktree

Employees must not take for their own advantage an opportunity that rightly belongs to any member of the Oaktree Group or its clients. Whenever any member of the Oaktree Group has been actively soliciting a business opportunity, or the opportunity has been offered to it or funds or accounts which are managed by such member, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to such member of the Oaktree Group and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

- Selling information to which an employee has access because of higher position.

- Acquiring any security or asset that any member of the Oaktree Group is known to be considering or that is within the focus of an investment strategy employed by any member of the Oaktree Group.

- Receiving a commission or fee on a transaction which would otherwise accrue to any member of the Oaktree Group.

- Diverting business or personnel from any member of the Oaktree Group.

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CODE OF ETHICS

Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to any member of the Oaktree Group, unless approved by the Oaktree's General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited. This would include the use of inside counsel for personal legal advice absent approval from the Oaktree's General Counsel or use of outside counsel for personal legal advice at the expense of any member of the Oaktree Group.

Use of Oaktree Stationery

It is inappropriate for employees to use official corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

No member of the Oaktree Group can practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the Oaktree's General Counsel. You should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

VII. CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be disclosed or discussed with anyone outside the Oaktree Group under any circumstance, unless as expressly permitted by Oaktree's Chief Compliance Officer or an Approving Officer or as outlined in the compliance manual for any member of the Oaktree Group. Additionally, during the course of employment with any member of the Oaktree Group, employees will come into possession of, or otherwise have access to, confidential and for proprietary information pertaining to the business of the Oaktree Group which has commercial value to the business of the Oaktree Group. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement, a form of which is attached as Exhibit I.

VIII. EXEMPTIVE RELIEF

Oaktree's Chief Compliance Officer and the Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Under appropriate circumstances, Oaktree's Chief Compliance Officer or any of the Approving Officers may authorize a personal transaction involving

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CODE OF ETHICS

a security subject to actual or prospective purchase or sale for clients of any member of the Oaktree Group, where the personal transaction would be very unlikely to affect the market for such security, where the Oaktree Group employee is not in possession of inside information, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Any Access Person's request for relief should be in writing and should state the basis for his or her request. Oaktree's Chief Compliance Officer or any of the Approving Officers may meet, as deemed necessary, to discuss any such written request. Any such approval shall be appropriately documented and maintained by Oaktree's Compliance Department.

IX. REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code must be promptly reported to Oaktree's Chief Compliance Officer or, if unavailable, an Approving Officer. Any such reports will be treated confidentially and investigated promptly and appropriately. All employees are encouraged to seek advice from Oaktree's Chief Compliance Officer or any Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon discovering a violation of this Code, Oaktree's Chief Compliance Officer, in consultation with other Oaktree officers, may impose such sanctions as he or she deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

X. ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually that (i) they have received, have read and understand the terms of this Code and that they recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code. The certification must be on the form provided, a sample of which is attached as Exhibit J.

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EMPLOYEE CERTIFICATION

I have received, have read and understand the terns of the Code of Ethics of the Oaktree Group, effective May 1, 1995, as amended in July 2007. I recognize the responsibilities and obligations to which I am subject under the Code of Ethics and hereby agree to observe and comply with those responsibilities and obligations.

(Signature)	(Date)

(Print Name)

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